Exhibit 99.1

STORE Capital Announces Secondary Offering of

Shares of Common Stock

SCOTTSDALE, Ariz., March 29, 2016 - STORE Capital Corporation (“STORE Capital”) (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today that STORE Holding Company, LLC, a stockholder affiliated with Oaktree Capital Management, L.P., has commenced a secondary offering of all 33,336,144 shares of STORE Capital’s common stock it owns.  Immediately following the offering, STORE Holding will not own any shares of STORE Capital common stock.

STORE Capital is not offering any shares of common stock in the offering and will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co. will act as sole underwriter for the offering.

This information is subject to change and does not purport to be a complete description of these securities or the offering.  Please refer to the prospectus and the related prospectus supplement for a complete description.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  A copy of the prospectus and the related prospectus supplement for the offering can be obtained from your Goldman Sachs sales person or Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198 Attention: Prospectus Department (866-471-2526).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,325 property locations, substantially all of which are profit centers, in 46 states as of December 31, 2015.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements include those relating to whether or not the proposed offering will be consummated and the terms of the proposed offering. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Financial Profiles
Moira Conlon, 310-622-8220
STORECapital@finprofiles.com